EXHIBIT 99.1

IFOX LOGO

Contacts:
Chief Executive Officer         SVP Finance
Zach Lonstein                   William McHale
Infocrossing, Inc.              Infocrossing, Inc.
201-840-4710                    201-840-4732
zlonstein@infocrossing.com      wmchale@infocrossing.com

Media Relations                 Investor Relations
Michael Wilczak                 Matthew Hayden
Infocrossing, Inc.              Hayden Communications, Inc.
201-840-4941                    (760) 487-1137
mwilczak@infocrossing.com

                INFOCROSSING REPORTS EARNINGS OF $0.08 PER SHARE
                               FOR FOURTH QUARTER
                   2003 REVENUE AND EBITDA REACH RECORD LEVELS


LEONIA, NJ, MARCH 18, 2004 -- INFOCROSSING, INC. (NASDAQ: IFOX), a provider of strategic information technology and business process outsourcing solutions, announced today financial results for the fourth quarter and full year ended December 31, 2003.

For the fourth quarter, Infocrossing reported revenue of $14.4 million, a 7.5 percent increase compared with the $13.4 million reported for the fourth quarter of 2002. Revenue growth was driven by sales to both new and existing clients amid continued demand for the Company's strategic outsourcing services. Net income to common stockholders was $1.2 million, or $0.08 per diluted common share, compared to a net loss of $1.8 million, or $0.34 per common share for the fourth quarter of 2002. The fourth quarter of 2003 marks the first time Infocrossing has reported positive earnings since the third quarter of 1999. Earning before interest, taxes, depreciation and amortization (EBITDA) increased 24.2% to $2.8 million in the fourth quarter of 2003, compared with $2.2 million reported in the same quarter last year. Infocrossing uses EBITDA because it considers such information an important supplemental measure of the Company's performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to the Company, many of which present EBITDA when reporting their results. A reconciliation of EBITDA with net income follows in the Summary Consolidated Statements of Operations.

Fourth quarter earnings include a credit to accretion of $0.6 million, or $0.04 per diluted common share, recorded in connection with the redemption of the Company's Series A Preferred Stock during the fourth quarter of 2003. The weighted average number of shares for 2003 reflects the issuance of 13,147,800 shares and equivalents in a private placement completed in October 2003. Earnings for the fourth quarter benefited from increased revenue, operating leverage and the elimination of $2.4 million in accretion and dividends to preferred shareholders as a result of the redemption.

 "I'm very pleased with our results for the fourth quarter," stated Zach Lonstein, Infocrossing's Chairman and Chief Executive Officer. "Our revenue continued to grow on the strength of our strategic outsourcing value proposition, and the effects of the private placement and redemption enabled Infocrossing to report positive earnings per share for the first time in 16 quarters. We expect to use earnings per share as the measure of our success going forward."

For the full year ended December 31, 2003, Infocrossing reported record revenue and EBITDA results on the strength of sales to new and existing clients. Highlights of fiscal 2003 performance include:

o    Delivered positive earnings per share of $0.08 in the fourth quarter of
     2003

o Increased net cash provided by operations to $5.9 million in 2003, a 374% increase compared with the $1.3 million in cash from operations during 2002.

o    Increased cash by 43% to $10.1 million at December 31, 2003.

o Achieved record revenue of $55.2 million, an 8.8% increase compared with revenue of $50.8 million in fiscal 2002.

o Reported net income of $1.4 million for 2003, compared with $1.1 million for 2002. Excluding a $2.8 million non-recurring expense credit in the first quarter of 2002, 2002 results would have been a net loss of $1.7 million.

o Achieved record EBITDA of $10.0 million. In 2002, Infocrossing reported EBITDA of $8.8 million including a $2.8 million non-recurring expense credit recorded in the first quarter related to the settlement of a dispute with a software licensor. Excluding this one-time expense credit, EBITDA would have been $6.0 million in 2002.

o Raised $76.5 million through a private placement of the Company's common stock.

o Recapitalized the Company's balance sheet to improve shareholders' equity by $43.0 million to positive $30.8 million at December 31, 2003 compared with a negative $12.2 million at December 31, 2002. As a result of the recapitalization, Infocrossing reported positive earnings per share in the fourth quarter of 2003, and expects to report positive earnings per share in 2004.

Net loss to common stockholders for 2003 was $5.5 million, or $0.76 per common share, taking into account the effect of the recapitalization announced in October 2003. This compares with a net loss of $8.2 million, or $1.52 per common share, for 2002. Excluding the effect of the $2.8 million of expense credits recorded in the first quarter of 2002 related to the settlement of a dispute with a software licensor, net loss to common stockholders would have been $11.0 million, or $2.05 per common share, for 2002. The net loss to common stockholders includes non-cash items for accretion on redeemable preferred stock and accumulated preferred stock dividends totaling $6.9 million, or $0.94 per common share, for 2003, versus $9.3 million, or $1.74 per common share, for 2002.

Building on the success of 2003, on March 4, 2004 Infocrossing announced the planned acquisition of Systems Management Specialists (SMS) for $36.5 million in cash and Infocrossing stock. SMS, headquartered in Orange County, California, provides computing operations, business process outsourcing and managed application services to nearly forty clients primarily in the western United States. The deal will combine two strong regional service providers with complementary services to create a single outsourcing company with national scale, an impressive client base, multi-platform expertise and a full complement of outsourcing solutions. SMS is expected to add approximately $33 million to Infocrossing's gross revenue during the first twelve months following the close of the transaction, and be accretive on an earnings per share basis in 2004.

"This was an impressive year for Infocrossing and its shareholders," added Mr. Lonstein. "Growth in revenue throughout the year and the leverage of our data center infrastructure enabled Infocrossing to improve shareholder equity and return the Company to positive earnings in the fourth quarter. With the planned addition of SMS and the continued growth of our business, we are positioned to deliver even greater results in 2004, and realize our vision of becoming a recognized leader among providers of strategic outsourcing services in the United States," Mr. Lonstein concluded.

Infocrossing will hold a teleconference to discuss fourth quarter and full year results with the financial community today, March 18, 2004, at 11:00 a.m. Eastern. Dial in: 1-800 475-2151 or 973-582-2710 for international callers, at least ten minutes before the start of the call. Or to access a simultaneous listen-only webcast of the call, you can do so via the Infocrossing website (www.infocrossing.com). A telephone replay will also be available until March 25, 2004 starting one hour after the conclusion of the teleconference. Interested persons may listen to the playback of the teleconference by calling 1-877-519-4471 toll free or 973-341-3080 for international callers and entering the pass code number 4597874.

"EBITDA" is defined as earnings before interest, income taxes, depreciation, and amortization. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of strategic outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.




This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulty with the integration of SMS; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

                       INFOCROSSING, INC. AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                            (UNAUDITED, IN MILLIONS,
                            EXCEPT PER SHARE AMOUNTS)

                                              -----------------------------------    -----------------------------------
                                                      THREE MONTHS ENDED                         YEAR ENDED
                                                         DECEMBER 31,                           DECEMBER 31,
                                              -----------------------------------    -----------------------------------
                                                    2003                2002               2003                2002
                                              ---------------    ----------------    ---------------    ----------------
Revenues                                      $        14.4       $        13.4      $        55.2      $         50.8
                                                 ------------        ------------       ------------       -------------
Costs of revenues, excluding
  depreciation shown below                              9.4                 8.8               36.7                33.4

Selling and administrative expenses                     2.2                 2.4                8.5                 8.9

Leased facilities & office closings                        -                   -              -                   (0.3)

Depreciation and amortization                           1.6                 1.5                6.1                 5.9
                                                 ------------        ------------       ------------       -------------
Income from operations                                  1.2                 0.7                3.9                 2.9

Net interest expense                                    0.7                 .04                2.5                 2.0
                                                 ------------        ------------       ------------       -------------
Income before income taxes                              0.5                 0.3                1.4                 0.9

Income tax expense (benefit)                           (0.1)               (0.3)           -                      (0.2)
                                                 ------------        ------------       ------------       -------------
Net income (loss)                                       0.6                 0.6                1.4                 1.1

Accretion and dividends on
  redeemable preferred stock                            0.6                (2.4)              (6.9)               (9.3)
                                                 ------------        ------------       ------------       -------------
Net income (loss) to common stockholders      $          1.2      $        (1.8)     $        (5.5)     $         (8.2)
                                                 ============        ============       ============       =============
Basic earnings per share:

   Net income (loss) to common stockholders   $        0.09       $       (0.34)     $       (0.76)     $        (1.52)
                                                 ============        ============       ============       =============
   Weighted average number of
     common shares outstanding                         12.9                 5.4                7.3                 5.4
                                                 ============        ============       ============       =============
Diluted earnings per share:

   Net income (loss) to common stockholders   $        0.08       $       (0.34)     $       (0.76)     $        (1.52)
                                                 ============        ============       ============       =============
   Weighted average number of common
      shares and equivalents outstanding               14.2                 5.4                7.3                 5.4
                                                 ============        ============       ============       =============

The basic and diluted net loss to common stockholders per share for 2002 and for the full year ended December 31, 2003 are equal. Common stock equivalents are excluded from the computation of diluted net loss per share for these periods since the inclusion of such equivalents would be anti-dilutive.

Certain reclasses have been made to prior periods to conform to the current presentation.

The reconciliation of EBITDA with net income for the quarter and year ended December 31, 2003 and 2002 is as follows (in millions):

                                                       THREE MONTHS ENDED                         YEAR ENDED
                                                          DECEMBER 31,                           DECEMBER 31,
                                                    2003               2002                2003                2002
                                               ---------------    ----------------    ----------------    ---------------
Net income (loss)                                 $        0.6       $        0.6        $        1.4        $        1.1
   Add back:

     Income tax expense (benefit)                         (0.1)              (0.3)               -                   (0.2)
     Net interest expense                                  0.7                0.4                 2.5                 2.0
     Depreciation and amortization                         1.6                1.5                 6.1                 5.9
                                                  -------------      -------------       -------------       ------------
EBITDA                                            $        2.8       $        2.2        $       10.0        $        8.8
                                                  =============      =============       =============       ============

                       INFOCROSSING, INC. AND SUBSIDIARIES
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)

                                                                          DECEMBER 31,          DECEMBER 31,
                                                                              2003                  2002
                                                                      ------------------    ------------------

ASSETS:
   Cash and equivalents                                               $           10.1      $            7.0
   Other current assets                                                            6.5                   6.7
                                                                         ---------------       ---------------
   Total current assets                                                           16.6                  13.7
   Property and equipment, net                                                    18.3                  19.5
   Other non-current assets                                                       31.8                  32.3
                                                                         ---------------       ---------------
Total assets                                                          $           66.7      $           65.5
                                                                         ===============       ===============

LIABILITIES, REDEEMABLE PREFERRED STOCK,
   AND STOCKHOLDERS' EQUITY (DEFICIT):
   Current liabilities                                                $            8.4      $           11.6
   Long-term liabilities                                                          27.5                  12.9
   Redeemable preferred stock                                                   -                       53.2
   Common stockholders' equity (deficit)                                          30.8                 (12.2)
                                                                         ---------------       ---------------
Total Liabilities, redeemable preferred stock and
  common stockholders' equity (deficit)                               $           66.7      $           65.5
                                                                         ===============       ===============